EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 Nos. 333-00000, 333-00000-01, 333-00000-02 and
333-00000-03) and related Prospectus of Toll Brothers, Inc., Toll Corp., First Huntingdon Finance Corp., and Toll Finance Corp. for the registration of Debt Securities of Toll Corp., First Huntingdon Finance Corp., and Toll Finance Corp. and Common Stock, Preferred Stock, Warrants and Guarantees of Debt Securities of Toll Brothers, Inc. and to the incorporation by reference therein of our report dated December 8, 1998, with respect to the consolidated financial statements and schedule of Toll Brothers, Inc. included in the Annual Report (Form 10-K) of Toll Brothers, Inc. for the year ended October 31, 1998, filed with the Securities and Exchange Commission.


                                                       Ernst & Young LLP

Philadelphia, Pennsylvania
November 22, 1999